Exhibit 10.2
NON-EMPLOYEE DIRECTOR DEFERRED FEE AWARD AGREEMENT
MARRIOTT INTERNATIONAL, INC.
STOCK AND CASH INCENTIVE PLAN
THIS AGREEMENT (the “Agreement”) is entered into on #GrantDate+C# (the “Grant Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and #ParticipantName+C# (“Director”).
WITNESSETH:
WHEREAS, the Company maintains the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Plan”); and
WHEREAS, the Company’s Board of Directors (the “Board”), upon recommendation by the Human Resources and Compensation Committee (the “Committee”), awards certain fees to non-employee directors as described in Section 2.30 of the Plan (“Fees”);
WHEREAS, the Director has elected to defer payment of all or a portion of the Fees (“Fee Deferral Election”) in a manner prescribed by the Committee pursuant to Section 12.3 of the Plan;
NOW, THEREFORE, it is agreed as follows:
1.     Prospectus. Director has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan, which contains, among other things, a detailed description of the Fee Deferral Election provisions of the Plan. Director further acknowledges that Director has read the Prospectus and this Agreement and that Director understands the provisions thereof.
2.     Interpretation. The provisions of the Plan are incorporated by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.
3.     Grant of Stock Units. In connection with the Director’s Fee Deferral Election, the Company hereby credits to Director as of the end of the calendar quarter for which Fees were payable #QuantityGranted+C# shares of Class A Common Stock of the Company (“Common Shares”), subject to the terms and conditions of the Plan and Director's acceptance of this Agreement, which are Stock Units as defined in the Plan and credited to the Director’s Stock Unit Account. Under this Agreement, the Stock Units credited to the Stock Unit Account shall be distributed to the Director in a lump sum within 30 days following the Director’s Termination of Service (as defined in Section 2.53 of the Plan), unless the Director makes an advance election designating another time or form of distribution in a manner designated by the Company.
4.     Vesting of Stock Units. All Stock Units credited under the Fee Deferral Election shall be at all times fully vested and nonforfeitable.

5.     Rights as a Stockholder. Director shall have no voting, transfer, liquidation, dividend or other rights of a stockholder of the Company with respect to the Stock Units prior to such time that the subject Common Shares are distributed to Director pursuant to Section 3.
6.    Non-Assignability. The Stock Units shall not be assignable or transferable by Director except by will or by the laws of descent and distribution.
7.     Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 6 above and the provisions of the Plan, to the personal representatives, legatees and heirs of Director.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

MARRIOTT INTERNATIONAL, INC.	DIRECTOR

#PARTICIPANTNAME#
Executive Vice President and Chief Human Resources Officer	Signed Electronically